Cane Clark LLP		3273 E. Warm Springs Las Vegas, NV 89120

Kyleen E. Cane*	Bryan R. Clark^	Telephone:	702-312-6255
Chad Wiener+	Scott P. Doney~	Facsimile:	702-944-7100
Joe Laxague~		Email:	bclark@caneclark.com

March 30, 2007

MedaSorb Technologies Corporation
7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852

Re:	Common Stock of MedaSorb Technologies Corporation Registered on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to MedaSorb Technologies Corporation, a Nevada corporation (the “Company”), in connection with the filing of a registration statement on Form SB-2 (the “Registration Statement”) for purposes of registration under the Securities Act of 1933, as amended, of 9,312,273 shares of the Company’s common stock for resale by the selling stockholders named in the Registration Statement. The Company is registering for resale:

6,872,319 shares of the Company's common stock issuable to selling stockholders upon conversion of Series A 10% Cumulative Convertible Preferred Stock (“Preferred Stock”); and

2,439,954 shares of the Company's common stock issuable to selling stockholders upon the exercise of warrants.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations, as we have deemed necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals.

Based upon the foregoing, we are of the opinion that:

(a) the 6,872,319 shares of the Company's common stock issuable to selling stockholders upon the conversion of Preferred Stock in accordance with their terms will, upon such issuance pursuant to such conversion, be validly issued, fully paid and nonassessable shares of common stock; and

*Licensed Nevada, California, Washington and Hawaii Bars;
^ Nevada, Colorado and District of Columbia Bars
+ Nevada, Illinois and Wisconsin State Bars ~Nevada

MedaSorb Technologies Corporation
March 30, 2007

(b) the 2,439,954 shares of the Company's common stock issuable to selling stockholders upon the exercise of warrants in accordance with their terms will, upon such issuance pursuant to such exercise, be validly issued, fully paid and nonassessable shares of common stock.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus constituting a part thereof.

Very truly yours,

CANE CLARK LLP

             /s/ Bryan Clark
By: Bryan R. Clark, Esq.

*Licensed Nevada, California, Washington and Hawaii Bars;
^ Nevada, Colorado and District of Columbia Bars
+ Nevada, Illinois and Wisconsin State Bars ~Nevada